UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 8, 2013
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WESTMORELAND COAL COMPANY
(Exact Name of Registrant as Specified in Charter)

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Delaware	001-11155	23-1128670
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9540 South Maroon Circle, Suite 200, Englewood, CO	80112
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (855) 922-6463

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(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 26, 2013, the board of directors (the “Board”) of Westmoreland Coal Company (the “Company”) unanimously elected Robert P. King, 60, to serve as the Company's President and Chief Executive Officer, effective as of April 8, 2013, succeeding Keith E. Alessi, whose retirement was previously reported by the Company on a Current Report on Form 8-K filed on October 26, 2012 with the U.S. Securities and Exchange Commission. Mr. Alessi will remain as a director of the Company and, beginning April 8, 2013, will serve in the capacity as Executive Chairman of the Board (“Executive Chairman”).

Mr. King currently serves as the Company's President and Chief Operating Officer. He most recently served as Executive Vice President - Business Advancement and Support Services of CONSOL Energy, Inc. and CNX Gas since January 2009. Mr. King served as Senior Vice President - Administration from February 2007 until January 2009. Prior to joining CONSOL in 2006, he held numerous positions with Interwest Mining Company, a subsidiary of PacifiCorp, beginning in November 1990, including Vice President - Operations and Engineering and General Manager at Centralia Mining Company.

Mr. King is not related by blood or marriage to any of the Company's directors or executive officers or any persons nominated by the Company to become directors or executive officers.  In the last fiscal year, the Company has not engaged in any transaction in which Mr. King or a person related to Mr. King had a direct or indirect material interest.  To the Company's knowledge, there is no arrangement or understanding between any of its officers and directors and Mr. King pursuant to which Mr. King was selected to serve as a director.

In February 2013, the Compensation and Benefits Committee recommended to the Board a compensation package for Mr. King as CEO, which the Board approved. The compensation package for Mr. King will be $500,000 base salary, 100% of base salary for AIP target, and 125% of base salary for LTIP target. Mr. King is not a party to an employment agreement.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WESTMORELAND COAL COMPANY

Date: April 8, 2013	By: /s/ Jennifer S. Grafton
Jennifer S. Grafton
General Counsel and Secretary